As filed with the Securities and Exchange Commission on December 17, 2003

                                                      Registration No. 33-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                                 TRIMEDYNE, INC.
             (Exact name of registrant as specified in its charter)


         Nevada                                               36-3094439
----------------------------                            ------------------------
(State or Other Jurisdiction                                 (IRS Employer
Incorporation or Organization)                             Identification No.)

    15091 Bake Parkway
    Irvine, California                                          92618
----------------------------------------                       -------
(Address of Principal Executive Offices)                      (Zip Code)

           Shares Underlying the 2003 Non-Qualified Stock Option Plan
                            MARVIN P. LOEB, CHAIRMAN
                                 TRIMEDYNE, INC.
                               15091 Bake Parkway
                            Irvine, California 92618
                     (Name and Address of Agent for Service)

                                 (949) 951-3800
          (Telephone Number, Including Area Code, of Agent of Service)

                                   Copies to:
                            RICHARD F. HOROWITZ, ESQ.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017


                                           Calculation of Registration Fee

                                               Proposed                Proposed
Title of                                       Maximum                 Maximum
Securities                 Amount              Offering                Aggregate               Amount of
to be                      to be               Price                   Offering                Registration
Registered                 Registered          Per Share (1)           Price (1)               Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock               3,342,071                 $1.03             $3,442,333                $316.69

(1) Estimated solely for the purpose for calculating the registration fee on the basis of the closing price quoted on the OTCBB on December 11, 2003.

                                   PROSPECTUS

                                 TRIMEDYNE, INC.

                     SHARES OF COMMON STOCK, $0.01 PAR VALUE

     This Prospectus covers the proposed offer and sale by certain security holders (the "Selling Shareholders") of Trimedyne, Inc. ("we", "our" or "us") from time to time at their discretion, at prevailing market prices, of up to 3,342,071 shares of our Common Stock, $0.01 par value (the "Shares").

     Of these, 2,000,000 Shares are reserved for granting of stock options ("Options") pursuant to our 2003 Non-Qualified Stock Option Plan (the "2003 Option Plan"), under which Options to purchase 1,108,500 Shares have been granted, and 1,342,071 Shares have been or are committed to be issued to certain of our officers, employees and consultants in lieu of compensation for services.

     Our Shares are traded on the NASDAQ Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "TMED". On December 11, 2003, the closing price of our Common Stock, as reported by the OTC:BB, was $1.03 per Share.

     The net proceeds from the Shares sold by the Selling Shareholders will inure entirely to their benefit and not to us. We will, however, receive funds from the exercise of Options, to the extent, if any, the Options are exercised. The Shares may be offered from time to time by the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     Although there are no current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms by the Selling Shareholders in connection with such sales. Each Selling Shareholder will bear all expenses with respect to his/her/its sale of Shares, except the costs associated with registering the Shares under the Act and under any applicable State blue sky or securities laws, and preparing and printing this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to: Sudele Seron, Secretary, Trimedyne, Inc., 15091 Bake Parkway, Irvine, California 92618 (Telephone: (949) 951-3800). email: sseron@trimedyne.com.



                THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 2003

THIS OFFERING INVOLVES SIGNIFICANT RISKS CONCERNING OUR COMPANY AND ITS BUSINESS. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 3 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OR AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, NW, Washington, D.C. 20549, a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered hereby (herein, together with all amendments and exhibits, referred to as the "Registration Statement"). This Prospectus filed as part of the Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby our business and financial condition, reference is made to the information requirements of the Securities Exchange Act of 1934, as amended. The Registration Statement and exhibits thereto, as well as reports, proxy and information statements, and other filed information, may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, New York, New York; and 500 West Madison Street, Chicago, Illinois; copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Room 1024, Washington D.C. at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.


                                TABLE OF CONTENTS

         HEADING                                                                     PAGE NO.
         -------                                                                     --------
         PROSPECTUS                                                                       1
         THE OFFERING                                                                     3
         RISK FACTORS                                                                     3
         THE COMPANY                                                                      6
         BUSINESS                                                                         6
         USE OF PROCEEDS                                                                  7
         SELLING SHAREHOLDERS                                                             7
         PLAN OF DISTRIBUTION                                                             9
         LITIGATION                                                                       9
         DESCRIPTION OF SECURITIES                                                        9
         INCORPORATION OF DOCUMENTS BY REFERENCE                                          9
         COMMISSION'S POLICY ON INDEMNIFICATION                                          10
         LEGAL OPINION                                                                   10

                                  THE OFFERING

     This prospectus covers the proposed offer and sale by certain of our security holders, from time to time at prevailing market prices, at their discretion, of up to 3,342,071 Shares of our Common Stock, $0.01 par value. Our Shares are traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "TMED". The closing price of our Shares on December 11, 2003 was $1.03 per share.

                                  RISK FACTORS

     There is no assurance that our future activities will be successful. Moreover, there is no assurance that our business will be unaffected by newer technological developments, that we will be able to develop or obtain licenses to new products that may be required for us to successfully compete in our market areas, that we will continue to satisfy regulatory requirements and obtain regulatory approvals to market new products, or that we will be able to adapt to changes in the economics of the medical technology business in general and the laser and laser delivery systems business in particular.

     An investment in our Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, which may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Shares could decline and you may lose all or part of your investment.

1.   LIMITED CASH RESOURCES

     On June 30, 2003, we had cash of $1,300,000, receivables of $532,000 (after allowances for bad debts), inventories of $1,500,000 and other current assets of $242,000. On that date, we had accounts payable of $751,000, accrued expenses of $543,000, accrued compensation of $250,000 and other current liabilities of $139,000. All of the above amounts are unaudited figures. While our cash resources are limited, we expect to continue to operate on a profitable basis and increase our cash resources, although such cannot be assured.

2.   WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST

     We had a profit of $828,000, or $0.06 per share, unaudited, in the nine months ended June 30, 2003. However, we had a net loss of $1,215,000 or $0.08 per share in the fiscal year ended September 30, 2002, and a net loss of $7,484,000 or $0.59 per share in the fiscal year ended September 30, 2001. We had an accumulated deficit of $44,313,000 at June 30, 2003. While we expect to continue to operate at a profit, we could incur losses in the future if we fail to generate revenues sufficient to offset the costs associated with manufacturing and marketing our current products, our overhead, and the development of new products. There can be no assurance that we will be able to operate profitably in the future.

3.   WE MAY NEED SUBSTANTIAL ADDITIONAL FINANCING IN THE FUTURE

     Although our working capital (current assets over our current liabilities) was $1,891,000 at June 30, 2003, on an unaudited basis, if you exclude our inventories, our liquid working capital on that date was $391,000. We believe our existing working capital may be sufficient to meet our operating needs, and the operating needs of our 100% owned laser rental subsidiary for the next six to twelve months. However, if we fail to continue to operate profitability, or if we undertake the development, testing and marketing of new products in the future, we may need to raise substantial additional capital. Also, we have $200,000 of Senior Convertible Notes outstanding which are due, with interest at 12% per annum, in 2007. The Notes and accrued interest are convertible at prices of $0.40 and $0.50 per Share. If the Notes and accrued interest are not converted, we may have to raise additional capital to pay the Note holders the principal and interest due on the Notes. Sources of such financing may include the sale of additional equity securities or the sale or licensing of patent rights. The issuance of additional Shares or shares of Preferred Stock will dilute the equity interests of our holders of shares. There is no assurance such financing, if and when needed, will be available to us on acceptable terms.

4. THERE IS NO ASSURANCE ANY OR ALL OF THE NOTES AND ACCRUED INTEREST WILL BE CONVERTED OR ANY OR ALL OF THE OPTIONS WILL BE EXERCISED

     There is no assurance any or all of the Notes and accrued interest will be converted or any or all of the Options will be exercised prior to the expiration of their conversion or exercise rights, as such is largely dependent on the market price of our Shares in the future significantly exceeding the conversion prices of the Notes, which range from $0.40 to $0.50 per share, or the exercise prices of the Options, which range from $0.14 to $3.84 per share.

5.   WE MAY NOT BE ABLE TO ADJUST TO RAPID TECHNOLOGICAL CHANGES

     We are engaged in an intensely competitive industry. In recent years, the medical laser industry has been characterized by rapid technological change. There is no assurance that our present products may not face technological obsolescence, or that we will be able to develop, acquire licenses for, or obtain regulatory approvals to market new products and keep pace with technological advances by our competitors.

6.   WE MAY ACQUIRE OTHER ENTITIES

     Although we have no present plans to do so, we may engage in acquisitions of other companies and businesses in the future and may use our cash reserves or shares of our Preferred Stock or Common Stock to pay for these acquisitions. If we use shares of our Preferred or Common Stock for acquisitions, this will result in a dilution of the percentage of the equity owned by holders of our Shares. In addition, acquisitions may involve speculative and risky undertakings. Under Nevada law, acquisitions do not require shareholder approval, except when accomplished by merger or consolidation.

7.   WE HAVE OBLIGATIONS TO ISSUE SHARES THAT WILL DILUTE OUR HOLDERS

     In addition to 760,000 Shares which may be issued if all $200,000 of the Notes with accrued interest to maturity are converted, the Registration Statement of which this Prospectus is a part covers 800,514 Shares we have agreed to issue to our Chairman and 6,957 Shares we have agreed to issue to our President in lieu of $265,059 and $2,250 of cash compensation they have agreed to waive, respectively, through September 30, 2003, and 146,000 Shares we have agreed to issue to certain of our officers, employees and a consultant (25,000 to our President) in lieu of compensation for services.

8.   OUR STOCK PRICE IS VOLATILE

     The market prices for securities of medical device companies, including our Shares, have been volatile. It is likely that the price of our Shares will fluctuate in the future. Many factors can impact the market price of our Shares, such as announcements of technological innovations or new commercial products, FDA clearances or approvals, distribution agreements, the results of pre-clinical testing and clinical trials, the issuance or acquisition of patents or proprietary rights, changes in sales or earnings, recommendations by securities analysts, and market conditions in general. The market price of our Shares could also be adversely affected by future conversions of the Notes or exercises of outstanding Options.

9.   WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS

     We have not paid any dividends in the past and do not anticipate paying any dividends in the foreseeable future. This may depress the price of our Shares, as a non-dividend paying stock may not appeal to certain investors.

10. WE MAY ISSUE PREFERRED STOCK THAT COULD AFFECT THE RIGHTS OF HOLDERS OF OUR SHARES

     We are authorized to issue 1,000,000 shares of Preferred Stock. Our Board of Directors has broad powers to fix the rights and terms of any Preferred Stock we may issue, without requiring shareholder approval. Although we presently have no intention to do so, the issuance of any of our authorized but unissued Preferred Stock in the future could have an adverse effect on the rights of the holders of our Shares.

11.  WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

     Our business is subject to extensive regulation by the FDA and comparable regulatory authorities of foreign countries. Compliance with regulatory requirements and obtaining approvals to test or market new medical devices is expensive and time consuming. There is no assurance we will be able to continue to meet all regulatory requirements of the FDA and other governmental authorities necessary to market our present products or obtain and maintain approvals to test and market new products. Failing to meet necessary government requirements will have a negative impact on our ability to continue as a going concern.

12.  WE CARRY LIMITED LIABILITY INSURANCE

     We carry an aggregate of $5,000,000 of general liability insurance. There is no assurance that we can maintain such insurance in force at an acceptable cost or that the amount of such insurance will be sufficient to protect our assets in the event of claims by users of our products, patients or other parties. If court awards exceeding the amount of such insurance were made, our assets could be depleted.

13.  WE ARE DEPENDENT UPON MAINTAINING PATENTS AND LICENSES

     There is no assurance our patents will be upheld if challenged in court or that we will be able to obtain additional valid patents. We cannot assure that our patents can be successfully enforced against infringers. We also cannot assure that our products do not infringe patents owned by others, licenses to which may not be available to us. Our inability to maintain our patents, avoid infringement of our patents by others or, to obtain licenses to any necessary patents could have a material adverse impact on our financial condition, results of operations and our ability to successfully remain in business. (See "Litigation" for information on a patent infringement lawsuit filed against us by a competitor, a counter-suit we filed against this competitor, and current product liability lawsuits).

14.  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this Prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this Prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned to not rely on any forward-looking statements.

                                   THE COMPANY

     We are engaged in the development, manufacturing and marketing of Holmium "cold" pulsed lasers. We manufacture a variety of proprietary, disposable and reusable fiber-optic, laser energy delivery devices, which have been cleared for sale by the U.S. Food and Drug Administration ("FDA") for use with our Holmium lasers and those made by others in orthopedics, urology, ear, nose and throat ("ENT") surgery, gynecology, gastrointestinal surgery, general surgery and other medical applications. We are also developing several new, proprietary laser energy delivery devices for use with such lasers.

     Our 100% owned subsidiary, Mobile Surgical Technologies, Inc. ("MST"), is engaged in the rental of lasers, along with the services of a trained operator, on a "fee per case" basis to hospitals, surgery centers, group practices and individual physicians in Texas and Oklahoma. We plan to extend MST's rental activities to other states in the future. We have a Revenue Sharing Agreement with another "fee per case" laser rental company, under which we provide one laser to them and share in the revenues from its rental. While we expect revenues from "fee per case" rentals of lasers to grow, such revenues represented only 13% of our revenues in the nine months ended June 30, 2003 and 11% of our revenues in the preceding fiscal year ended September 30, 2002.

     We were incorporated in Nevada on May 1, 1980. Our address is 15091 Bake Parkway, Irvine, CA 92618. Our telephone number is (949) 951-3800, our facsimile number is (949) 855-8206 and our website is www.trimedyne.com.

                                    BUSINESS

     The principal use of our Holmium lasers in urology is to fragment stones in the kidney, ureter and bladder. Our Holmium lasers and optical fibers are able to fragment stones of any size, composition, hardness or color. Our Holmium lasers are also cleared for sale by the FDA for the treatment of benign prostatic hyperplasia or "BPH" (sometimes referred to as an "enlarged prostate"). We recently received clearance from the FDA to market a new side-firing laser device. We plan to conduct a small study on the use of this new device in the treatment of BPH, which affects about 50% of men over age 55, to support an application to the FDA to market it for the treatment of this condition.

     The principal uses of our Holmium lasers in orthopedics are to treat herniated (bulging) and ruptured lumbar discs, two of the three major causes of lower back pain, and to treat damage in joints. An estimated 65 million people suffer from back pain in the United States, and about 1 million surgeries to treat back pain and 1.2 million arthroscopy procedures to treat damage in joints are performed each year in the United States.

     Our Holmium lasers and proprietary Side-Firing Laser Needles are used in minimally invasive, percutaneous (x-ray guided) and endoscopic laser discectomy procedures to treat herniated spinal discs, and in endoscopic laser foraminoplasty ("ELF") procedures to treat both herniated and ruptured lumbar discs, all on an outpatient basis.

     Our laser discectomy and ELF procedures are typically performed in about 30 minutes, with only local anesthesia, on an outpatient basis. The back and leg pain often disappears on the operating table or in recovery, and the patient usually walks out with only a Band Aid on the needle puncture (stitches are usually not required). Most patients can return to light activities in a few days and to work in two or so weeks. Published studies show success rates (good or excellent results, based on pain scores) from our laser disc procedures after two years of 87% to 91%. Our minimally invasive, laser discectomy and ELF procedures cost Medicare, insurance companies and health maintenance organizations (HMOs) less than one-half the cost of the traditional surgical procedures, which require general anesthesia and entail a 2 day or longer hospital stay, significant post-operative pain and a recovery period of 2-3 months or longer. Published studies show the success rates of conventional disc surgery to be significantly lower than those of our laser procedures.

     The third major cause of lower back pain is a degenerated lumbar disc, due to injury, disease or dehydration (loss of water content) of the disc due to old age. Approximately 400,000 conventional "fusion" surgical procedures to treat degenerated discs are performed each year in the United States. In these procedures, metal rods and screws are attached to the vertebra to immobilize the spine. Fusion surgery generally requires general anesthesia, a hospital stay of 3-5 days, significant post-operative pain and a recovery period of 3-4 months or longer.

     Our Holmium laser and Side-Firing Laser Needles are presently being used by an orthopedic surgeon with a specially designed spinal implant he developed for use in a new, experimental, endoscopic Spinal Stabilization procedure to treat degenerated lumbar discs on an outpatient basis. The implant is designed to maintain the mobility of the spine. The surgeon has assigned the patent rights to the implant to us for a royalty on future sales, if any. While the surgeon has had successful results in a small group of patients, a multi-center clinical trial with successful results will be required to obtain FDA approval to market the implant. The expected cost of this outpatient Spinal Stabilization procedure, if and when the implant is approved for sale by the FDA, which cannot be assured, is expected to be about one-third the cost of a conventional fusion surgery.

     There is no assurance that we will be able to successfully market our current laser products in the future, that we can successfully market the recently FDA cleared side-firing laser device, that we can obtain FDA approval to market the spinal implant or, if it is FDA approved, that we can successfully market it to treat degenerated discs, or that we will derive any profits from any of the above.

                                 USE OF PROCEEDS

     The net proceeds from the Shares sold by the Selling Shareholders will inure entirely to their benefit. We will not receive any proceeds from the sale of the Shares, other than the exercise prices of the Options, if and to the extent the Options are exercised.

                              SELLING SHAREHOLDERS

     An aggregate of up to 3,342,071 Shares may be offered pursuant to this Prospectus by certain security holders, including the persons whose names appear below (the "Selling Shareholders"), some of whom may be deemed to be affiliates, as defined in Rule 405 promulgated under the Securities Act of 1933, as amended. The table below sets forth with respect to such Selling Shareholders, (i) the nature of any position, office or other material relationship he has had with us within the past three years, (ii) the total amount of Shares beneficially owned by each Selling Shareholder prior to the offering, (iii) the amount of shares which may be offered for sale for the account of such Selling Shareholder in his discretion from time to time pursuant to this Prospectus, and (iv) the amount and percentage of the outstanding Shares which would be beneficially owned by such Selling Shareholder after sale of all of the Shares offered by the Selling Shareholders pursuant to this Prospectus, if they are all offered and sold, and assuming that other Shares held by such Selling Shareholders are not sold.

Names and                                   Shares Owned      Shares        Shares Owned After Offering
Relationship(1)                             Before Offering   Offered       Amount              Percent
Aguirre, Jose                                  14,100          5,000          9,100                 *
Baker, Donald (Director)                       90,000(2)      40,000         50,000                 *
Black, Todd                                     6,500          2,000          4,500                 *
Beeny, Scott                                    5,000          5,000
Cao, Helen                                      6,800          2,000          4,800                 *
Cabral, Richard                                 2,000          2,000
Casper, David, M.D. (Consultant)               10,000         10,000
Chavit, Joseph                                 14,500          5,000          9,500                 *
Chiu, John C., M.D. (Consultant)               15,000         15,000
Chor, Daly                                      6,800          2,000          4,800                 *
Chuch, Bunnack                                 11,000          4,000          7,000                 *
Corning, Ingrid                                13,500          5,000          8,500                 *
Dao, Thu Ha                                     4,300          2,000          2,300                 *
De Antonio, Sandra                              9,400          2,000          7,400                 *
Donner Corp. International (Consultant)        25,000         25,000
Eap, Haysan                                    41,900         12,500         29,400                 *

Names and                                   Shares Owned      Shares        Shares Owned After Offering
Relationship                                Before Offering   Offered       Amount              Percent
Farmer, Jeremy                                   2,000         2,000
Fine, Russell (Consultant)                     15,000         15,000
Fink, Mary                                       3,000         3,000
Gong, Naomi (Consultant)                         5,000         5,000
Guerrero, Mauricio                               3,000         3,000
Horowitz, Richard (Director)                   90,000(3)      40,000         50,000                 *
Jakubowski, Stanislaw                          17,200          3,000         14,200                 *
Kenney, Brian (Vice President)               135,000(4)      125,000         10,000                 *
Knight, Martin, M.D. (Consultant)              10,000         10,000
Krahn, Henry, M.D. (Consultant)                10,000         10,000
Ladendorf, Eric                                  2,000         2,000
Le, Hung                                         8,900         2,000          6,900                 *
Le, Ngoc A.T.                                    4,300         2,000          2,300                 *
Lindsay, Russell                               13,000          8,000          5,000                 *
Loeb, Marvin P. (Chairman & CEO)           2,672,114(5)    1,339,114      1,333,000                 9.9%
Lojewska, Bozena                               12,500          4,000          8,500                 *
Ly, Huong                                        4,500         2,000          2,500                 *
Massry, Guy, M.D. (Consultant)                 10,000         10,000
Meyers & Associates (Consultant)             200,000(6)      200,000
Morales, Irma                                    4,500         2,000          2,500                 *
Nguyen, Derick                                 14,700          5,000          9,700                 *
Nguyen, Justin                                   9,500         3,000          6,500                 *
Olivere, Gina                                    5,000         2,000          3,000                 *
Pergl, James                                   75,000         15,000         60,000                 *
Ramirez, Jorge, M.D. (Consultant)              10,000         10,000
Richley, Richard, M.D. (Consultant)            35,000         35,000
Rudner, Jeffrey (Treasurer)                  107,000(7)      107,000
Seron, Sudele (Secretary)                      43,000(8)      15,000         28,000                 *
Shade, Dennis                                  32,000          8,000         24,000                 *
Silva, Rubicelia                                 6,800         2,000          4,800                 *
Simmons, Marcus                                  9,500         4,000          5,500                 *
Smith, Craig                                   85,000         85,000
Spence, Rebecca                                  3,000         3,000
Strader, Randy                                 18,500          7,000         11,500                 *
Trin Le, Thao                                    4,300         2,000          2,300                 *
Wright, Keith                                    2,000         2,000
Yeik, Glenn D. (President & Director)             250,257(9) 209,957         40,300                 *
Yeung, Anthony, M.D. (Consultant)                 10,000      10,000

--------
        * Less than 1%.

(1) Unless otherwise noted, an employee of the Company. If no other address is shown, their address is 15091 Bake Parkway, Irvine, CA 92618.

(2) Consists of 50,000 Shares and Options to purchase 40,000 Shares. Address is 544 Earlston Road, Kenilworth, IL 60043.

(3) Consists of 50,000 Shares and Options to purchase 40,000 Shares. Address is Heller, Horowitz & Feit, P.C., 292 Madison Avenue, New York, NY 10017.

(4)  Consists of 35,000 Shares and Options to purchase 100,000 Shares.

(5) Consists of 961,600 Shares owned by Mr. Loeb and his wife, adult children, grandchildren and trusts for their benefit, of which Mr. Loeb is not a trustee, 800,514 Shares issuable to Mr. Loeb and his family members, at fair market value (based on the closing price of the Shares on the last business day of each month) in lieu of $265,059 of cash compensation from May 2001 through September 2003, 760,000 Shares issuable to Mr. Loeb and his family members in the event of conversion of $200,000 of Notes and accrued interest to 2007, and Options to purchase 150,000 Shares.

(6) Consists entirely of Options. Address is 45 Broadway, 2nd Floor, New York, NY 10006.

(7)  Consists of 10,000 Shares and Options to purchase 97,000 Shares.

(8)  Consists of 5,000 Shares and Options to purchase 38,000 Shares.

(9)  Consists  of  65,300  Shares,   6,957  Shares  issuable  in  lieu  of  cash
     compensation through September 30, 2003, and Options to purchase 178,000 Shares.

                              PLAN OF DISTRIBUTION

     The sale of Shares by the Selling Shareholders may be affected by them from time to time on the OTCBB or in such other public forum where our Shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may affect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealer may act as an agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                   LITIGATION

     On January 18, 2002, a competitor filed a lawsuit against us in the Federal District Court alleging infringement of two of its U.S. Patents. We filed a counter-suit alleging infringement of two of our U.S. Patents, along with claims of trade libel, unfair competition and other anti-trust violations. We executed an agreement to settle this litigation on terms which we believe are favorable to us, and both lawsuits were dismissed on November 17, 2003. We are also named as a defendant in three product liability lawsuits, along with physicians, hospitals or surgery centers and others, which are being defended in conjunction with our product liability insurance carrier.

                            DESCRIPTION OF SECURITIES

     The Shares being offered hereby by the Selling Shareholders are fully described in our Registration Statement on Form 8-A filed on July 16, 1982, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (See "Incorporation of Certain Documents by Reference").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference:

(a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Act").

(b) Our Quarterly Reports on Form 10-Q(SB) for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, filed pursuant to Section 13 of the Act.

(c) The description of the Shares contained in our Registration Statement on Form 8-A filed July 16, 1982, pursuant to Section 12 of the Act.

(d) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all of the Shares offered have been sold or deregisters all Shares then remaining unsold.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be a part hereof from the date of the filing of each such report or document.

     We will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to: Sudele Seron, Secretary, Trimedyne, Inc., 15091 Bake Parkway, Irvine, California 92618 (Telephone: (949) 951-3800), email: sseron@trimedyne.com.

                   COMMISSION'S POLICY ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Article 12 of our Certificate of Incorporation directs us to provide in our bylaws for provisions relating to the indemnification of our directors and officers to the full extent permitted by law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being our director or officer, if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons, or to underwriters (or controlling persons thereof) of which an officer, partner, or controlling person thereof is one of the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any such persons, in the successful defense of any action, suit or proceeding) is asserted by any such persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act, and we will be governed by the final decision of such issue.

                                  LEGAL OPINION

     Legal matters in connection with the Shares being offered hereby have been passed upon for us by Heller, Horowitz & Feit, and P.C., 292 Madison Avenue, New York, New York 10017. Heller, Horowitz & Feit, P.C. is our general securities and corporate counsel and represented us in our initial public offering and in numerous matters since then. Mr. Richard F. Horowitz, a member of such Firm, is also a member of our Board of Directors.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, and the Company's Quarterly Reports on Form 10-Q(SB) for the fiscal quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     (b) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed July 16, 1982, pursuant to Section 12 of the Exchange Act.


     (c) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all the Shares offered have been sold or deregisters all Shares then remaining unsold.


Item 4. Description of Securities.

     The Common Stock being offered hereby by the Company under the Trimedyne, Inc. 2003 Non-Qualified Stock Option Plan (the "2003 Option Plan") is fully described in the Company's Registration Statement on Form 8-A, filed on July 16, 1982, pursuant to Section 12 of the Exchange Act (See "Incorporation of Certain Documents by Reference").

Item 5. Interests of Named Experts and Counsel.

     Mr. Richard F. Horowitz is a member of the firm of Heller, Horowitz & Feit, and P.C., which is general securities and corporate counsel to the Company, and is also a member of the Company's Board of Directors.

Item 6. Indemnification of Directors and Officers.

     Article 12 of the Registrant's Certificate of Incorporation directs the Registrant to provide provisions in its bylaws for the indemnification of directors and officers to the full extent permitted by law. Section 78.751 of the Nevada Revised Statues, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant, if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Registrant could not indemnify such person.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits

          4.5  Trimedyne, Inc. 2003 Non-Qualified Stock Option Plan

          5.1  Opinion of Counsel

          23.1 Consent of Counsel (included with Exhibit 5.1)

          23.2 Consent of Independent Auditors


Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the Prospectus any facts or events arising which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.


                                  EXHIBIT INDEX

Exhibit                                                             Page No.
-------                                                             --------
Trimedyne, Inc. 2003 Non-Qualified
Stock Option Plan                                                     14

Opinion and Consent of Counsel                                        21

Consent of Independent Auditors                                       22

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 15th day of December, 2003.

                                           TRIMEDYNE, INC.

                                           By /S/ Marvin P. Loeb
                                           --------------------------------
                                           Marvin P. Loeb
                                           Chairman of the Board of Directors

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                       Title                      Date
---------------------------     ------------------------    --------------------


 /S/ Marvin P. Loeb             Chairman, Chief Executive   December 15, 2003
---------------------------     Officer and Director
Marvin P. Loeb

/S/ Glenn D. Yeik               President, Chief Operating  December 15, 2003
---------------------------     Officer and Director
Glenn D. Yeik

/S/ Donald Baker                Director                    December 15, 2003
---------------------------
Donald Baker

/S/ Richard F. Horowitz         Director                    December 15, 2003
---------------------------
Richard F. Horowitz

/S/ Jeffrey S. Rudner           Treasurer and Chief         December 15, 2003
---------------------------     Accounting Officer
Jeffrey S. Rudner

/S/ Sudele Seron                Secretary                   December 15, 2003
----------------------------
Sudele Seron

                                                                    Exhibit 4.5


                                 TRIMEDYNE, INC.
                      2003 NON-QUALIFIED STOCK OPTION PLAN



1.   PURPOSE

     This Non-Qualified Stock Option Plan (the "Plan") is intended to encourage stock ownership of Trimedyne, Inc., a Nevada Corporation (the "Corporation") by officers, directors, employees and consultants of the Corporation and those of any subsidiary corporations (the "Subsidiaries"), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), so that they may acquire or increase their proprietary interest in the success of the Corporation and Subsidiaries, and to encourage them to remain in the employ of, or maintain their relationship with, the Corporation and/or the Subsidiaries. It is further intended that stock options ("Options") issued pursuant to this Plan shall constitute non-qualified stock options, the tax consequences of which are governed by Section 83 of the Code ("Non-Qualified Stock Options"), as designated at the time of grant. The Corporation intends this Plan to enable it to issue Non-Qualified Stock Options, with exercise prices at the fair market value on the date of grant, and with other terms similar in most respects to Incentive Stock Options.

2.   ADMINISTRATION

     The Plan shall be administered by a committee appointed by the Board of Directors of the Corporation (the "Committee"). Each member on the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Committee shall consist of not less than two members of the Corporation's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Committee shall from time to time at its discretion determine (i) those officers, directors, employees and consultants (including key and non-key) who shall be granted Options; (ii) the number of shares of common stock (the "Shares") to be optioned to each; and (iii) regardless of the express provisions of the Plan, the terms of all Options so granted. Other than "formula awards" granted pursuant to Article 5(k), no director while a member of the Committee shall be eligible to receive an Option under the Plan.

     The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     If at any time no Committee shall be in office, the "disinterested persons" of the Board of Directors shall perform the functions of the Committee.

3.   ELIGIBILITY

     The persons who shall be eligible to receive Options under the Plan shall be such officers and employees (whether or not they are directors) of the Corporation or its Subsidiaries as the Committee shall select from time to time. Non-employee directors, consultants and others, who have a relationship with the Corporation or its Subsidiaries, which the Committee considers beneficial to the Corporation, may also receive Options under the Plan. An optionee may hold more than one Option, but only on the terms and subject to the restrictions hereafter set forth. Members of the Committee, and "disinterested" members of the Board of Directors if there is no Committee, shall only be eligible to receive grants under the Plan pursuant to Article 5(k).

4.   STOCK

     The Shares subject to the options to be granted hereunder shall be an aggregate of 2,000,000 shares of the Corporation's authorized but unissued or reacquired $.01 par value Common Stock, hereinafter referred to as the "Shares". The limitations established by each of the preceding sentences shall be subject to adjustment as provided in Article 5(g) of the Plan.

     In the event any outstanding Option under the Plan for any reason expires, lapses or is otherwise terminated, the Shares allocable to the unexercised portion of such Option may again become the subject of an Option granted under the Plan.

5.   TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions.

     (a)  Number of Shares.

     Each Option shall state the total number of Shares to which it pertains.

     (b) Option Price.

     Each Option shall state the option price, which shall be not less than 100% of the fair market value of the Shares of the Corporation on the date of the granting of the Option. In the event that the Committee takes no action to fix the term of an Option granted to such an individual, such Option shall contain a provision that it shall expire ten (10) years from the date of grant in the case of directors, officers and employees and five (5) years from the date of grant in the case of consultants and others. For purposes of this paragraph, the parent of the Corporation shall be any corporation, which with respect to the Corporation, is a parent corporation pursuant to Section 424(e) of the Code; and the Subsidiaries of the Corporation shall be all corporations which, with respect to the Corporation, are subsidiary corporations pursuant to Section 424(f) of the Code. During such time as the Shares are not listed upon an established stock exchange or traded in over-the-market, the fair market value per share shall be the closing price of the Shares on the day the Option is granted, as reported by the National Association of Securities Dealers, Inc. If no sale of the Corporation's Shares shall have been made on the date of grant, the fair market value shall be the closing price of the Shares on the next preceding day on which there was a sale of such Shares. If there is no established market for the Shares, the fair market value shall be determined by the most recent prior private sale price of the Shares. Subject to the foregoing, the Committee in fixing the exercise price of Options shall have full authority and discretion so long as they shall act in good faith.

     (c)  Medium and Time of Payment.

     The exercise price shall be payable in United States dollars upon the exercise of the Option and may be paid in cash, check or in Shares of the Corporation, based upon the fair market value of those Shares as determined under Article 5(b) of the Plan.

     (d) Term and Exercise of Options.

     No Option under the Plan shall be exercisable either in whole or in part prior to twelve months from the date it is granted. Subject to the right of cumulation provided for in this subdivision, each Option, other than Formula Options, shall be exercisable as to not more than one-fifth of the total number of Shares granted thereby to officers and employees and as to not more than one-third of the Shares granted thereby to directors, consultants and others, during each twelve-month period during which the optionee remains continuously an officer, director, employee or consultant of the Corporation, commencing twelve months from the date of the granting of the Option. Notwithstanding the limitations of the first two sentences of this subparagraph, the Committee, in its discretion, may waive such vesting requirements, and each Option shall also be otherwise exercisable pursuant to the terms of each Option Agreement as determined by the Committee. To the extent that the Option is not exercised in any period, the number of shares as to which the option is exercisable shall accumulate and be exercisable, in whole or in part, in any subsequent period, but not later than the expiration of the term of the Option. No Option shall be exercisable after the expiration of the term of the Option or three months after termination of employment, except as provided for herein in the event of the death or permanent and total disability (as defined below) of the optionee. Upon exercise, the Option must be exercised for a minimum number of one hundred (100) shares, unless the number of shares for which the Option is exercisable at such time shall be less than one hundred (100) shares in which case the minimum number of shares exercisable shall be the total amount for which the Option is exercisable.

     (e)  Termination of Employment Except Death.

     In the event that an optionee shall cease to be employed by the Corporation or Subsidiaries for any reason other than his death and shall be no longer in the employ of any of them, subject to the condition that no Option shall be exercisable after the expiration of its term, such optionee shall have the right to exercise the Option at any time within three months (twelve months in the case of the "permanent and total disability" of the optionee as defined in
Section 22(e)(3) of the Code) after such termination of employment to the extent his right to exercise such Option had accrued pursuant to Article 5(d) of the Plan and had not previously been exercised at the date of such termination. Subject to Treasury Regulation 1.421-7, whether authorized leave of absence for military or governmental services shall constitute termination of employment, for the purpose of the Plan, shall be determined by the Committee, which determination, unless overruled by the Board of Directors, shall be final and conclusive. (As used in this Plan, the terms "employ" and "employment" shall be deemed to refer to employment of the optionee by the Corporation and any of its Subsidiaries.)

     (f)  Death of Optionee and Transfer of Option.

     During the lifetime of the optionee, the Option shall be exercisable only by him and shall not be assignable or transferable by him, and no other person shall acquire any rights therein. Options granted hereunder shall not be transferable except by will or by the laws of descent and distribution. In the event of the death of an optionee, no Option shall be exercised unless such optionee had been an employee of the Corporation or any Subsidiary for a period of six (6) months following the date of grant thereof. If the optionee shall die while in the employ of the Corporation or a Subsidiary or within a period of three months after the termination of his employment with the Corporation or any Subsidiary and shall not have fully exercised the Option, such Option may be exercised, subject to the condition that no Option shall be exercisable after the expiration of its term, to the extent that the optionee's right to exercise such Option had accrued pursuant to Article 5(d) of the Plan at the time of his death and had not previously been exercised, at any time within one year after the optionee's death, by the executors or administrators of the optionee or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance.

     (g)  Changes in Capitalization.

     Subject to any required action by the stockholders, the number of Shares covered by each outstanding Option, and the exercise price per share thereof set forth in each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation by reason of any Common Stock dividend or common stock split or reverse stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), the issuance of stock rights, merger, consolidation, combination, exchange of shares, spin-off, distribution of assets to stockholders, or other similar corporate change. In its discretion, the Committee may also adjust the number of Shares covered by each outstanding Option in the event of the sale or other disposition or distribution by the corporation of all or a portion of its assets.

     Subject to any required actions by the stockholders, if the Corporation shall be the surviving corporation in any merger or consolidation, each outstanding Option shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the Option would have been entitled. A dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, shall cause each outstanding Option to terminate, provided that each optionee shall, in such event, have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Corporation is not the surviving corporation, to exercise his Option in whole or in part without regard to the installment provisions of Article 5(d) of the Plan, provided the optionee has been continuously employed by the Corporation for at least two (2) years.

     In the event of a change in the Common Stock of the Corporation as currently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

     To the extent that the foregoing adjustments relate to Common Stock or other securities of the Corporation, such adjustments shall by made by the Committee, whose determination in that respect shall be final, binding and conclusive.

     Except as hereinbefore expressly provided in this Article 5(g), the optionee shall have no rights by reason of any subdivision or consolidation of the shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of any class, or securities convertible into shares of stock of any class, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to the Option.

     The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassification, reorganizations or changes of its capital of business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     (h)  Rights as Stockholder or Employee.

     An optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate to him for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Article 5(g) hereof. The Plan is not a contract of employment, and the terms of employment of any optionee or the relationship of any non-employee consultant with the Corporation shall not be affected in any way be the Plan shall not be construed as conferring any legal rights upon any optionee for a continuation of employment, nor shall it interfere with the right of the Corporation or any Subsidiary to discharge any optionee and to treat him without regard to the effect which such treatment might have upon him as an optionee.

     (i) Modification, Extension and Renewal of Options.

     Subject to the terms and conditions and within the limitations of the Plan, including but limited to Article 5(d), the Committee may modify, extend or renew outstanding Options granted under the Plan or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting to the new Options in substitution therefore (to the extent not theretofore exercised). The Committee shall not, however, modify any outstanding Options so as to specify a lower price. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the optionee, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

         (j) Investment Purpose and Qualification of Shares.

         Each Option under the Plan shall be granted on the condition that the purchases of Shares thereunder shall be for investment purposes, and not with a view to resale or distribution except that, in the event the Shares subject to such option are registered under the Securities Act of 1933, as amended, or in the event a resale of such Shares without such registration would otherwise be permissible, such condition shall be inoperative if in the opinion of counsel for the Corporation such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

     The Corporation shall seek such authority as may lawfully be required to offer and sell the Shares covered by an Option in each jurisdiction in which an optionee resides. However, nothing herein shall require the Corporation to register under the Securities Act of 1933 either the Plan, Options granted thereunder or any securities issued or issuable pursuant to any option granted under the Plan. If such authority is not obtained for any reason, the Corporation shall not be obligated (and shall be relieved of any liability for failure) to issue and sell any securities, which may be exercisable pursuant to any Option granted hereunder until and unless such authority is obtained.

     (k)  Formula Awards to Committee Members.

     Each director appointed to the Committee shall be granted "Formula Options" to purchase 30,000 Shares on the day such Committee member is so appointed and thereafter further grants of Formula Options to purchase 30,000 Shares on the third anniversary of the grant of such Committee member's most recent prior grant under this Article 5(k); provided, however, that the grant to newly appointed Committee members shall be reduced on an option-for-option basis by the amount of any Options accepted by such appointee from the Company within the prior 24 month period. The Formula Options granted to such Committee member shall have an exercise price per share equal to the fair market value of the Shares on the date of grant. Each Formula Option granted under this Article 5(k) shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant. Each portion of each Formula Option granted under this Article 5(k) shall be exercisable for ten years after the date of grant. Upon termination of a director's membership on the Board, other than due to such director's death or "permanent and total disability," any Formula Options which are then exercisable may be exercised by such director at any time prior to the expiration of such Option's term or within three (3) months (twelve months in the case of death or "permanent and total disability") following such cessation of membership, whichever period is shorter. The exercise price for each Formula Option granted pursuant to this Article 5(k) is payable in the forms prescribed in Article 5(c). The terms and provisions of the Plan, including specifically but without limitation the first sentence of Article 5(g), shall also apply to the grant and exercise of Formula Options, to the extent such other provisions do not contradict the express provisions of this
Article 5(k) and further provided that no provision of this Plan shall be construed as applying to this Article 5(k) if the application of such provision would have the effect of a recipient of Formula Options to not be a "disinterested person."

     (l)  Other Provisions.

     The Option Agreements authorized under the Plan shall from time to time and from Option to Option contain such other provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable in each case.

6.   CORPORATION LOANS

     The Corporation may make nonrecourse, collateralized loans to employees for the purpose of exercising Options, with such loans to be made to officers or employees of the Corporation or the Subsidiaries who are then and who remain in good standing, said loans bearing interest at a rate to be determined by the Committee, but in no event at a rate of interest less than the Federal interest rate applicable under Section 7872 of the Code. Such loans shall be in such amounts as may from time to time be required to enable said employees to exercise Options granted under the Plan, to the extent that such loans are permitted by law and to the extent that such Options are then exercisable, and shall be secured by the shares being purchased. Such loans shall, however, terminate and be due and payable (including interest) thirty days after the last day of the employment of any employee or, if earlier, upon the disposition by the employee of the shares purchased with the proceeds of such loans.

7.   RELOAD OPTIONS

     Without in any way limiting the authority of the Committee to make grants hereunder, and in order to induce officers and other key employees to retain ownership of Shares of the Corporation, the Committee shall have the authority (but not an obligation) to include within any Option Agreement a provision entitling the optionee to a further Option (a "Reload Option") in the event the optionee exercises the Option evidenced by the option agreement, in whole or in part, by surrendering other shares of stock of the Company in accordance with this Plan and terms and conditions of the Option Agreement. Any such Reload

Option shall be for number of shares of stock equal to the number of surrendered shares of stock, shall become exercisable in the event the purchased shares of stock are held for a minimum period of time established by the Committee, and shall be subject to such other terms and conditions as the Committee may determine. Reload Options shall only be available to Committee members exercising Formula Options received pursuant to Article 5(k), if the Corporation shall receive an opinion of counsel that the grant of Reload Options to such Committee member will not cause such Committee member to lose his status as a "disinterested director" within the meaning of Rule 16b-3 promulgated under the 1934 Act, in which event the Reload Options shall be held for six months before they may be exercised.

8.   INDEMNIFICATION OF COMMITTEE

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same. The foregoing right of indemnification shall be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

9.   AMENDMENT OF THE PLAN

     The Board of Directors of the Corporation may, insofar as permitted by law, from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except to remove the administration of the Plan from the Committee, or render any member of the Committee eligible to receive an Option under the Plan, other than Formula Options, while serving thereon. Neither the Board of Directors nor the Committee may amend, suspend, modify, or terminate the Plan so as to alter or impair any grantee's right under any Option theretofore granted under the Plan. The above notwithstanding, the provisions of Article 5(k) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. Further, any and/or all provisions of this Plan may be revised and/or deleted, if the Board of Directors, acting upon the advice of Counsel, determines that the securities laws and/or tax laws then in effect no longer require the inclusion of such provisions.

10.  APPLICATION OF FUNDS

     The proceeds received by the Corporation from the sale of Common Stock pursuant to options will be used for general corporate purposes.

11.  NO OBLIGATION TO EXERCISE OPTION

     The granting of an Option shall impose no obligation upon the optionee to exercise such Option.

                                     * * * *

                                                                    Exhibit 5.1

                         HELLER, HOROWITZ & FEIT, P.C.,
                               292 Madison Avenue
                               New York, NY 10017
                                 (212) 685-7600

                                December 15, 2003

Trimedyne, Inc.
15091 Bake Parkway
Irvine, CA  92618

Gentlemen:

     As counsel for your Company, we have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws we have deemed relevant for the purpose of this opinion.

     We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, coving the registration under the Securities Act of 1933, as amended, of up to 3,342,071 shares of Common Stock, $0.01 par value, of the Company ("Common Stock").

     Our review has also included the exhibits and form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

     On the basis of such examination, we are of the opinion that:

     1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct the business which it conducts as described in the Registration Statement.

     2. The Company has an authorized capitalization of 30,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

     3. The Common Stock has been duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable shares of Common Stock.

     We hereby consent to the use of our name in the Registration Statement and Prospectus and we also consent to the filing of this opinion as an exhibit thereto.


                                Very truly yours,

                                /S/Richard F. Horowitz
                                ----------------------
                                Richard F. Horowitz

                                                                   Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 14, 2003, appearing on page F-2 of the Trimedyne, Inc. Annual Report on Form 10-K for the year ended September 30, 2002.



                                /s/ MCKENNON, WILSON & MORGAN, LLP.
                                ----------------------------------
                                MCKENNON, WILSON & MORGAN, LLP.
                                Irvine, California
                                December 15, 2003

                               RE-OFFER PROSPECTUS

                                 TRIMEDYNE, INC.

                     SHARES OF COMMON STOCK, $0.01 PAR VALUE

     This Re-Offer Prospectus covers the proposed re-offer and sale by certain security holders (the "Selling Shareholders") of Trimedyne, Inc. ("we", "our" or "us") from time to time at their discretion, at prevailing market prices, of up to 3,342,071 shares of our Common Stock, $0.01 par value (the "Shares").

     Of these, 2,000,000 Shares are reserved for granting of stock options ("Options") pursuant to our 2003 Non-Qualified Stock Option Plan (the "2003 Option Plan"), under which Options to purchase 1,108,500 Shares have been granted, and 1,342,071 Shares have been or are committed to be issued to certain of our officers, employees and consultants in lieu of compensation for services.

     Our Shares are traded on the NASDAQ Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "TMED". On December 11, 2003, the closing price of our Common Stock, as reported by the OTC:BB, was $1.03 per Share.

     The net proceeds from the Shares sold by the Selling Shareholders will inure entirely to their benefit and not to us. We will, however, receive funds from the exercise of Options, to the extent, if any, the Options are exercised. The Shares may be offered from time to time by the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     Although there are no current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms by the Selling Shareholders in connection with such sales. Each Selling Shareholder will bear all expenses with respect to his/her/its sale of Shares, except the costs associated with registering the Shares under the Act and under any applicable State blue sky or securities laws, and preparing and printing this Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will furnish to each person to whom this Re-Offer Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Sudele Seron, Secretary, Trimedyne, Inc., 15091 Bake Parkway, Irvine, California 92618 (Telephone: (949) 951-3800). email: sseron@trimedyne.com.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 2003

     THIS OFFERING INVOLVES SIGNIFICANT RISKS CONCERNING OUR COMPANY AND ITS BUSINESS. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 3 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OR AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, NW, Washington, D.C. 20549, a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered hereby (herein, together with all amendments and exhibits, referred to as the "Registration Statement"). This Re-offer Prospectus filed as part of the Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby our business and financial condition, reference is made to the information requirements of the Securities Exchange Act of 1934, as amended. The Registration Statement and exhibits thereto, as well as reports, proxy and information statements, and other filed information, may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, New York, New York; and 500 West Madison Street, Chicago, Illinois; copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Room 1024, Washington D.C. at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

                                TABLE OF CONTENTS

         HEADING                                            PAGE NO.
         -------                                            --------
         PROSPECTUS                                            1
         THE OFFERING                                          3
         RISK FACTORS                                          3
         THE COMPANY                                           6
         BUSINESS                                              6
         USE OF PROCEEDS                                       7
         SELLING SHAREHOLDERS                                  7
         PLAN OF DISTRIBUTION                                  9
         LITIGATION                                            9
         DESCRIPTION OF SECURITIES                             9
         INCORPORATION OF DOCUMENTS BY REFERENCE               9
         COMMISSION'S POLICY ON INDEMNIFICATION               10
         LEGAL OPINION                                        10

                                  THE OFFERING

     This re-offer prospectus covers the proposed re-offer and sale by certain of our security holders, from time to time at prevailing market prices, at their discretion, of up to 3,342,071 Shares of our Common Stock, $0.01 par value. Our Shares are traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "TMED". The closing price of our Shares on December 11, 2003 was $1.03 per share.

                                  RISK FACTORS

     There is no assurance that our future activities will be successful. Moreover, there is no assurance that our business will be unaffected by newer technological developments, that we will be able to develop or obtain licenses to new products that may be required for us to successfully compete in our market areas, that we will continue to satisfy regulatory requirements and obtain regulatory approvals to market new products, or that we will be able to adapt to changes in the economics of the medical technology business in general and the laser and laser delivery systems business in particular.

     An investment in our Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, which may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Shares could decline and you may lose all or part of your investment.

1.   LIMITED CASH RESOURCES

     On June 30, 2003, we had cash of $1,300,000, receivables of $532,000 (after allowances for bad debts), inventories of $1,500,000 and other current assets of $242,000. On that date, we had accounts payable of $751,000, accrued expenses of $543,000, accrued compensation of $250,000 and other current liabilities of $139,000. All of the above amounts are unaudited figures. While our cash resources are limited, we expect to continue to operate on a profitable basis and increase our cash resources, although such cannot be assured.

2.   WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST

     We had a profit of $828,000, or $0.06 per share, unaudited, in the nine months ended June 30, 2003. However, we had a net loss of $1,215,000 or $0.08 per share in the fiscal year ended September 30, 2002, and a net loss of $7,484,000 or $0.59 per share in the fiscal year ended September 30, 2001. We had an accumulated deficit of $44,313,000 at June 30, 2003. While we expect to continue to operate at a profit, we could incur losses in the future if we fail to generate revenues sufficient to offset the costs associated with manufacturing and marketing our current products, our overhead, and the development of new products. There can be no assurance that we will be able to operate profitably in the future.

3.   WE MAY NEED SUBSTANTIAL ADDITIONAL FINANCING IN THE FUTURE

     Although our working capital (current assets over our current liabilities) was $1,891,000 at June 30, 2003, on an unaudited basis, if you exclude our inventories, our liquid working capital on that date was $391,000. We believe our existing working capital may be sufficient to meet our operating needs, and the operating needs of our 100% owned laser rental subsidiary for the next six to twelve months. However, if we fail to continue to operate profitability, or if we undertake the development, testing and marketing of new products in the future, we may need to raise substantial additional capital. Also, we have $200,000 of Senior Convertible Notes outstanding which are due, with interest at 12% per annum, in 2007. The Notes and accrued interest are convertible at prices of $0.40 and $0.50 per Share. If the Notes and accrued interest are not converted, we may have to raise additional capital to pay the Note holders the principal and interest due on the Notes. Sources of such financing may include the sale of additional equity securities or the sale or licensing of patent rights. The issuance of additional Shares or shares of Preferred Stock will dilute the equity interests of our holders of shares. There is no assurance such financing, if and when needed, will be available to us on acceptable terms.

4. THERE IS NO SSURANCE ANY OR ALL OF THE NOTES AND ACCRUED INTEREST WILL BE CONVERTED OR ANY OR ALL OF THE OPTIONS WILL BE EXERCISED

     There is no assurance any or all of the Notes and accrued interest will be converted or any or all of the Options will be exercised prior to the expiration of their conversion or exercise rights, as such is largely dependent on the market price of our Shares in the future significantly exceeding the conversion prices of the Notes, which range from $0.40 to $0.50 per share, or the exercise prices of the Options, which range from $0.14 to $3.84 per share.

5.   WE MAY NOT BE ABLE TO ADJUST TO RAPID TECHNOLOGICAL CHANGES

     We are engaged in an intensely competitive industry. In recent years, the medical laser industry has been characterized by rapid technological change. There is no assurance that our present products may not face technological obsolescence, or that we will be able to develop, acquire licenses for, or obtain regulatory approvals to market new products and keep pace with technological advances by our competitors.

6.   WE MAY ACQUIRE OTHER ENTITIES

     Although we have no present plans to do so, we may engage in acquisitions of other companies and businesses in the future and may use our cash reserves or shares of our Preferred Stock or Common Stock to pay for these acquisitions. If we use shares of our Preferred or Common Stock for acquisitions, this will result in a dilution of the percentage of the equity owned by holders of our Shares. In addition, acquisitions may involve speculative and risky undertakings. Under Nevada law, acquisitions do not require shareholder approval, except when accomplished by merger or consolidation.

7.   WE HAVE OBLIGATIONS TO ISSUE SHARES THAT WILL DILUTE OUR HOLDERS

     In addition to 760,000 Shares which may be issued if all $200,000 of the Notes with accrued interest to maturity are converted, the Registration Statement of which this Prospectus is a part covers 800,514 Shares we have agreed to issue to our Chairman and 6,957 Shares we have agreed to issue to our President in lieu of $265,059 and $2,250 of cash compensation they have agreed to waive, respectively, through September 30, 2003, and 146,000 Shares we have agreed to issue to certain of our officers, employees and a consultant (25,000 to our President) in lieu of compensation for services.

8.   OUR STOCK PRICE IS VOLATILE

     The market prices for securities of medical device companies, including our Shares, have been volatile. It is likely that the price of our Shares will fluctuate in the future. Many factors can impact the market price of our Shares, such as announcements of technological innovations or new commercial products, FDA clearances or approvals, distribution agreements, the results of pre-clinical testing and clinical trials, the issuance or acquisition of patents or proprietary rights, changes in sales or earnings, recommendations by securities analysts, and market conditions in general. The market price of our Shares could also be adversely affected by future conversions of the Notes or exercises of outstanding Options.

9.   WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS

     We have not paid any dividends in the past and do not anticipate paying any dividends in the foreseeable future. This may depress the price of our Shares, as a non-dividend paying stock may not appeal to certain investors.

10. WE MAY ISSUE PREFERRED STOCK THAT COULD AFFECT THE RIGHTS OF HOLDERS OF OUR SHARES

     We are authorized to issue 1,000,000 shares of Preferred Stock. Our Board of Directors has broad powers to fix the rights and terms of any Preferred Stock we may issue, without requiring shareholder approval. Although we presently have no intention to do so, the issuance of any of our authorized but unissued Preferred Stock in the future could have an adverse effect on the rights of the holders of our Shares.

11.  WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

     Our business is subject to extensive regulation by the FDA and comparable regulatory authorities of foreign countries. Compliance with regulatory requirements and obtaining approvals to test or market new medical devices is expensive and time consuming. There is no assurance we will be able to continue to meet all regulatory requirements of the FDA and other governmental authorities necessary to market our present products or obtain and maintain approvals to test and market new products. Failing to meet necessary government requirements will have a negative impact on our ability to continue as a going concern.

12.  WE CARRY LIMITED LIABILITY INSURANCE

     We carry an aggregate of $5,000,000 of general liability insurance. There is no assurance that we can maintain such insurance in force at an acceptable cost or that the amount of such insurance will be sufficient to protect our assets in the event of claims by users of our products, patients or other parties. If court awards exceeding the amount of such insurance were made, our assets could be depleted.

13.  WE ARE DEPENDENT UPON MAINTAINING PATENTS AND LICENSES

     There is no assurance our patents will be upheld if challenged in court or that we will be able to obtain additional valid patents. We cannot assure that our patents can be successfully enforced against infringers. We also cannot assure that our products do not infringe patents owned by others, licenses to which may not be available to us. Our inability to maintain our patents, avoid infringement of our patents by others or, to obtain licenses to any necessary patents could have a material adverse impact on our financial condition, results of operations and our ability to successfully remain in business. (See "Litigation" for information on a patent infringement lawsuit filed against us by a competitor, a counter-suit we filed against this competitor, and current product liability lawsuits).

14.  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this Prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this Prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned to not rely on any forward-looking statements.

                                   THE COMPANY

     We are engaged in the development, manufacturing and marketing of Holmium "cold" pulsed lasers. We manufacture a variety of proprietary, disposable and reusable fiber-optic, laser energy delivery devices, which have been cleared for sale by the U.S. Food and Drug Administration ("FDA") for use with our Holmium lasers and those made by others in orthopedics, urology, ear, nose and throat ("ENT") surgery, gynecology, gastrointestinal surgery, general surgery and other medical applications. We are also developing several new, proprietary laser energy delivery devices for use with such lasers.

     Our 100% owned subsidiary, Mobile Surgical Technologies, Inc. ("MST"), is engaged in the rental of lasers, along with the services of a trained operator, on a "fee per case" basis to hospitals, surgery centers, group practices and individual physicians in Texas and Oklahoma. We plan to extend MST's rental activities to other states in the future. We have a Revenue Sharing Agreement with another "fee per case" laser rental company, under which we provide one laser to them and share in the revenues from its rental. While we expect revenues from "fee per case" rentals of lasers to grow, such revenues represented only 13% of our revenues in the nine months ended June 30, 2003 and 11% of our revenues in the preceding fiscal year ended September 30, 2002.

     We were incorporated in Nevada on May 1, 1980. Our address is 15091 Bake Parkway, Irvine, CA 92618. Our telephone number is (949) 951-3800, our facsimile number is (949) 855-8206 and our website is www.trimedyne.com.

                                    BUSINESS

     The principal use of our Holmium lasers in urology is to fragment stones in the kidney, ureter and bladder. Our Holmium lasers and optical fibers are able to fragment stones of any size, composition, hardness or color. Our Holmium lasers are also cleared for sale by the FDA for the treatment of benign prostatic hyperplasia or "BPH" (sometimes referred to as an "enlarged prostate"). We recently received clearance from the FDA to market a new side-firing laser device. We plan to conduct a small study on the use of this new device in the treatment of BPH, which affects about 50% of men over age 55, to support an application to the FDA to market it for the treatment of this condition.

     The principal uses of our Holmium lasers in orthopedics are to treat herniated (bulging) and ruptured lumbar discs, two of the three major causes of lower back pain, and to treat damage in joints. An estimated 65 million people suffer from back pain in the United States, and about 1 million surgeries to treat back pain and 1.2 million arthroscopy procedures to treat damage in joints are performed each year in the United States.

     Our Holmium lasers and proprietary Side-Firing Laser Needles are used in minimally invasive, percutaneous (x-ray guided) and endoscopic laser discectomy procedures to treat herniated spinal discs, and in endoscopic laser foraminoplasty ("ELF") procedures to treat both herniated and ruptured lumbar discs, all on an outpatient basis.

     Our laser discectomy and ELF procedures are typically performed in about 30 minutes, with only local anesthesia, on an outpatient basis. The back and leg pain often disappears on the operating table or in recovery, and the patient usually walks out with only a Band Aid on the needle puncture (stitches are usually not required). Most patients can return to light activities in a few days and to work in two or so weeks. Published studies show success rates (good or excellent results, based on pain scores) from our laser disc procedures after two years of 87% to 91%. Our minimally invasive, laser discectomy and ELF procedures cost Medicare, insurance companies and health maintenance organizations (HMOs) less than one-half the cost of the traditional surgical procedures, which require general anesthesia and entail a 2 day or longer hospital stay, significant post-operative pain and a recovery period of 2-3 months or longer. Published studies show the success rates of conventional disc surgery to be significantly lower than those of our laser procedures.

     The third major cause of lower back pain is a degenerated lumbar disc, due to injury, disease or dehydration (loss of water content) of the disc due to old age. Approximately 400,000 conventional "fusion" surgical procedures to treat degenerated discs are performed each year in the United States. In these procedures, metal rods and screws are attached to the vertebra to immobilize the spine. Fusion surgery generally requires general anesthesia, a hospital stay of 3-5 days, significant post-operative pain and a recovery period of 3-4 months or longer.

     Our Holmium laser and Side-Firing Laser Needles are presently being used by an orthopedic surgeon with a specially designed spinal implant he developed for use in a new, experimental, endoscopic Spinal Stabilization procedure to treat degenerated lumbar discs on an outpatient basis. The implant is designed to maintain the mobility of the spine. The surgeon has assigned the patent rights to the implant to us for a royalty on future sales, if any. While the surgeon has had successful results in a small group of patients, a multi-center clinical trial with successful results will be required to obtain FDA approval to market the implant. The expected cost of this outpatient Spinal Stabilization procedure, if and when the implant is approved for sale by the FDA, which cannot be assured, is expected to be about one-third the cost of a conventional fusion surgery.

     There is no assurance that we will be able to successfully market our current laser products in the future, that we can successfully market the recently FDA cleared side-firing laser device, that we can obtain FDA approval to market the spinal implant or, if it is FDA approved, that we can successfully market it to treat degenerated discs, or that we will derive any profits from any of the above.

                                 USE OF PROCEEDS

     The net proceeds from the Shares sold by the Selling Shareholders will inure entirely to their benefit. We will not receive any proceeds from the sale of the Shares, other than the exercise prices of the Options, if and to the extent the Options are exercised.

                              SELLING SHAREHOLDERS

     An aggregate of up to 3,342,071 Shares may be offered pursuant to this Re-offer Prospectus by certain security holders, including the persons whose names appear below (the "Selling Shareholders"), some of whom may be deemed to be affiliates, as defined in Rule 405 promulgated under the Securities Act of 1933, as amended. The table below sets forth with respect to such Selling Shareholders, (i) the nature of any position, office or other material relationship he has had with us within the past three years, (ii) the total amount of Shares beneficially owned by each Selling Shareholder prior to the offering, (iii) the amount of shares which may be offered for sale for the account of such Selling Shareholder in his discretion from time to time pursuant to this Prospectus, and (iv) the amount and percentage of the outstanding Shares which would be beneficially owned by such Selling Shareholder after sale of all of the Shares offered by the Selling Shareholders pursuant to this Prospectus, if they are all offered and sold, and assuming that other Shares held by such Selling Shareholders are not sold.

Names and                                   Shares Owned      Shares       Shares Owned After Offering
Relationship(1)                             Before Offering   Offered      Amount              Percent
---------------                             ---------------   -------      ------              -------
Aguirre, Jose                                  14,100          5,000        9,100                 *
Baker, Donald (Director)                       90,000(2)      40,000       50,000                 *
Black, Todd                                     6,500          2,000        4,500                 *
Beeny, Scott                                    5,000          5,000
Cao, Helen                                      6,800          2,000        4,800                 *
Cabral, Richard                                 2,000          2,000
Casper, David, M.D. (Consultant)               10,000         10,000
Chavit, Joseph                                 14,500          5,000        9,500                 *
Chiu, John C., M.D. (Consultant)               15,000         15,000
Chor, Daly                                      6,800          2,000        4,800                 *
Chuch, Bunnack                                 11,000          4,000        7,000                 *
Corning, Ingrid                                13,500          5,000        8,500                 *
Dao, Thu Ha                                     4,300          2,000        2,300                 *
De Antonio, Sandra                              9,400          2,000        7,400                 *
Donner Corp. International (Consultant)        25,000         25,000
Eap, Haysan                                    41,900         12,500       29,400                 *

Names and                                   Shares Owned      Shares       Shares Owned After Offering
Relationship                                Before Offering   Offered      Amount              Percent
------------                                ---------------   -------      ------              -------
Farmer, Jeremy                                  2,000          2,000
Fine, Russell (Consultant)                     15,000         15,000
Fink, Mary                                      3,000          3,000
Gong, Naomi (Consultant)                        5,000          5,000

Guerrero, Mauricio                              3,000          3,000
Horowitz, Richard (Director)                   90,000(3)      40,000       50,000                 *
Jakubowski, Stanislaw                          17,200          3,000       14,200                 *
Kenney, Brian (Vice President)                135,000(4)     125,000       10,000                 *
Knight, Martin, M.D. (Consultant)              10,000         10,000
Krahn, Henry, M.D. (Consultant)                10,000         10,000
Ladendorf, Eric                                 2,000          2,000
Le, Hung                                        8,900          2,000        6,900                 *
Le, Ngoc A.T.                                   4,300          2,000        2,300                 *
Lindsay, Russell                               13,000          8,000        5,000                 *
Loeb, Marvin P. (Chairman & CEO)            2,672,114(5)   1,339,114    1,333,000                 9.9%
Lojewska, Bozena                               12,500          4,000        8,500                 *
Ly, Huong                                       4,500          2,000        2,500                 *
Massry, Guy, M.D. (Consultant)                 10,000         10,000
Meyers & Associates (Consultant)              200,000(6)     200,000
Morales, Irma                                   4,500          2,000        2,500                 *
Nguyen, Derick                                 14,700          5,000        9,700                 *
Nguyen, Justin                                  9,500          3,000        6,500                 *
Olivere, Gina                                   5,000          2,000        3,000                 *
Pergl, James                                   75,000         15,000       60,000                 *
Ramirez, Jorge, M.D. (Consultant)              10,000         10,000
Richley, Richard, M.D. (Consultant)            35,000         35,000
Rudner, Jeffrey (Treasurer)                   107,000(7)     107,000
Seron, Sudele (Secretary)                      43,000(8)      15,000       28,000                 *
Shade, Dennis                                  32,000          8,000       24,000                 *
Silva, Rubicelia                                6,800          2,000        4,800                 *
Simmons, Marcus                                 9,500          4,000        5,500                 *
Smith, Craig                                   85,000         85,000
Spence, Rebecca                                 3,000          3,000
Strader, Randy                                 18,500          7,000       11,500                 *
Trin Le, Thao                                   4,300          2,000        2,300                 *
Wright, Keith                                   2,000          2,000
Yeik, Glenn D. (President & Director)         250,257(9)     209,957       40,300                 *
Yeung, Anthony, M.D. (Consultant)              10,000         10,000

--------
        * Less than 1%.

     (1) Unless otherwise noted, an employee of the Company. If no other address is shown, their address is 15091 Bake Parkway, Irvine, CA 92618.

     (2) Consists of 50,000 Shares and Options to purchase 40,000 Shares. Address is 544 Earlston Road, Kenilworth, IL 60043.

     (3) Consists of 50,000 Shares and Options to purchase 40,000 Shares. Address is Heller, Horowitz & Feit, P.C., 292 Madison Avenue, New York, NY 10017.

     (4)  Consists of 35,000 Shares and Options to purchase 100,000 Shares.


     (5) Consists of 961,600 Shares owned by Mr. Loeb and his wife, adult children, grandchildren and trusts for their benefit, of which Mr. Loeb is not a trustee, 800,514 Shares issuable to Mr. Loeb and his family members, at fair market value (based on the closing price of the Shares on the last business day of each month) in lieu of $265,059 of cash compensation from May 2001 through September 2003, 760,000 Shares issuable to Mr. Loeb and his family members in the event of conversion of $200,000 of Notes and accrued interest to 2007, and Options to purchase 150,000 Shares.

     (6) Consists entirely of Options. Address is 45 Broadway, 2nd Floor, New York, NY 10006.

     (7)  Consists of 10,000 Shares and Options to purchase 97,000 Shares.

     (8)  Consists of 5,000 Shares and Options to purchase 38,000 Shares.

     (9) Consists of 65,300 Shares, 6,957 Shares issuable in lieu of cash compensation through September 30, 2003, and Options to purchase 178,000 Shares.


                              PLAN OF DISTRIBUTION

     The sale of Shares by the Selling Shareholders may be affected by them from time to time on the OTCBB or in such other public forum where our Shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may affect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealer may act as an agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                   LITIGATION

     On January 18, 2002, a competitor filed a lawsuit against us in the Federal District Court alleging infringement of two of its U.S. Patents. We filed a counter-suit alleging infringement of two of our U.S. Patents, along with claims of trade libel, unfair competition and other anti-trust violations. We executed an agreement to settle this litigation on terms which we believe are favorable to us, and both lawsuits were dismissed on November 17, 2003. We are also named as a defendant in three product liability lawsuits, along with physicians, hospitals or surgery centers and others, which are being defended in conjunction with our product liability insurance carrier.

                            DESCRIPTION OF SECURITIES

     The Shares being offered hereby by the Selling Shareholders are fully described in our Registration Statement on Form 8-A filed on July 16, 1982, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (See "Incorporation of Certain Documents by Reference").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference:

     (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Act").

     (b) Our Quarterly Reports on Form 10-Q(SB) for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, filed pursuant to Section 13 of the Act.

     (c) The description of the Shares contained in our Registration Statement on Form 8-A filed July 16, 1982, pursuant to Section 12 of the Act.

     (d) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all of the Shares offered have been sold or deregisters all Shares then remaining unsold.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be a part hereof from the date of the filing of each such report or document.

     We will furnish to each person to whom this Re-offer Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Sudele Seron, Secretary, Trimedyne, Inc., 15091 Bake Parkway, Irvine, California 92618 (Telephone: (949) 951-3800), email: sseron@trimedyne.com.

                   COMMISSION'S POLICY ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Article 12 of our Certificate of Incorporation directs us to provide in our bylaws for provisions relating to the indemnification of our directors and officers to the full extent permitted by law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being our director or officer, if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons, or to underwriters (or controlling persons thereof) of which an officer, partner, or controlling person thereof is one of the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any such persons, in the successful defense of any action, suit or proceeding) is asserted by any such persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act, and we will be governed by the final decision of such issue.

                                  LEGAL OPINION

     Legal matters in connection with the Shares being offered hereby have been passed upon for us by Heller, Horowitz & Feit, and P.C., 292 Madison Avenue, New York, New York 10017. Heller, Horowitz & Feit, P.C. is our general securities and corporate counsel and represented us in our initial public offering and in numerous matters since then. Mr. Richard F. Horowitz, a member of such Firm, is also a member of our Board of Directors.

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